Exhibit (h)(ii)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is entered into as of November 5, 2024, by and between STATE STREET BANK AND TRUST COMPANY, Massachusetts trust company (“State Street” or the “Transfer Agent”), and Cohen & Steers ETF Trust, a Maryland statutory trust (the “Trust”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust intends to initially offer Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 11 of this Agreement, being herein referred to as a “Portfolio,” and collectively as the “Portfolios”);

WHEREAS, each Portfolio will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of the Trust (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, Trust desires to appoint Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Subject to the terms and conditions set forth in this Agreement, the Trust and each Portfolio hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and each Portfolio.

1.2

Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust and each Portfolio, as applicable, and the Transfer Agent (the “Procedures”), the Transfer Agent shall:

(i)	establish each Authorized Participant’s account in the applicable Portfolio on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii)

receive and process orders for the purchase of Creation Units from the Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the applicable Portfolio as identified by the Trust (the “Custodian”);

(iii)

generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”);

(iv)	receive and process redemption requests and redemption directions from the Distributor or the Trust with respect to Creation Units and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;

(vi)

at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust ;

(vii)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

(viii)

record the issuance of Shares of the applicable Portfolio and maintain a record of the total number of Shares of each Portfolio which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Portfolio which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Portfolio; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)

maintain and manage, as agent for the Trust and each Portfolio, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Portfolio’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(x)	process any request from an Authorized Participant to change its account registration; and

(xi)

except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in each Portfolio in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of such Portfolio or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)

The Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees and expenses as may be mutually agreed upon in writing. The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii)

DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4

Authorized Persons. The Trust and each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including authorized persons of the Trust or the Distributor, as provided or agreed to by the Trust in writing and as may be amended from time to time (each, an “Authorized Person”), in receiving instructions to issue or redeem Creation Units. The Trust and each Portfolio, agrees and covenants for itself and each such Authorized Person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Portfolio (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Portfolio’s then-effective Prospectus, and the Trust or such Authorized Person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5

Anti-Money Laundering and Client Screening. With respect to the Trust’s or any Portfolio’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	State Transaction (“Blue Sky”) Reporting. If applicable, the Trust shall be solely responsible for its “blue sky” compliance and state registration requirements.

1.7

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Portfolio, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Portfolio, the Creation Units or, the Shares by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting, that are applicable to the services provided by the Transfer Agent hereunder.

1.8	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule agreed to by the parties.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

3.7	It is in material compliance with all federal and state laws, rule and regulations applicable to its transfer agency business and the performance of its obligations under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST AND THE PORTFOLIOS

The Trust and each Portfolio represents and warrants to the Transfer Agent that:

4.1	The Trust is a statutory trust duly organized, existing and in good standing under the laws of the state of its formation.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3

All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Trust and the Portfolios.

4.4	The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

4.5

A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), has been filed and will be effective and will remain effective at any time in which the Trust offers or sells Shares of a Portfolio during the term of the Agreement, and all appropriate state securities law filings, if any are required, have been or will be made when required by applicable law and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.6

Where information provided by the Trust or the Authorized Participants includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1

The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Authorized Participant information or the confidential information of the Trust. The Trust and each Portfolio agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers and trustees and their agents, to:

(i)

use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent (such consent not to be unreasonably withheld);

(v)	allow the Trust, its officers and trustees and their agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)

honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that (i) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; (iii) that are required to be disclosed by applicable law, regulation, or legal proceeding; or (iv) that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3

The Trust may, with reasonable notice to the Transfer Agent, disclose Proprietary Information in the event that it is required to be disclosed: (i) by law or in a judicial or administrative proceeding; or (ii) by an appropriate regulatory authority having jurisdiction over the Trust; provided that all reasonable legal remedies for maintaining such information in confidence have been exhausted, including, but not limited to, giving the Transfer Agent as much advance notice of the possibility of such disclosure as practical so the Transfer Agent may attempt to prevent such disclosure or obtain a protective order concerning such disclosure.

5.4

If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.5

If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Creation Units, or (ii) transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1

The Transfer Agent shall at all times act in good faith in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its gross negligence, bad faith, fraud, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2

In any event, the Transfer Agent’s cumulative liability for the term of the Agreement for all liability or losses, regardless of the form of action or legal theory, shall be limited to the fees (excluding expenses) received by the Transfer Agent under this Agreement during the preceding 12-month period.

6.3	In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7	INDEMNIFICATION

7.1

The Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and the Trust and each Portfolio shall indemnify and hold the Indemnitees harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence, or willful misconduct;

(ii)	the Trust’s breach of any representation, warranty or covenant of the Trust hereunder;

(iii)	the Trust’s lack of good faith, gross negligence or willful misconduct;

(iv)

reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors in physical form, or by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Trust or its officers or the Trust’s agents or subcontractors or their officers or employees, in each case who have been designated by the Trust as Authorized Persons; (c) any instructions or opinions of legal counsel to the Trust or any Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Trust or Portfolio after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)

the offer or sale of Creation Units by the Trust in violation of any requirement under federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)

the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Trust, Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii)

any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder in connection with the offer, issuance, sale or redemption of the Shares (subject to the standard set forth in subsection (i) above).

7.2

At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel (which may be Trust counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust and the applicable Portfolio for any reasonable action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust and the Portfolios, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

8.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

8.1	Delivery of Documents. The Trust shall promptly furnish to the Transfer Agent the following:

(i)

A copy of the resolution of the Board of Trustees (the “Board”) of the Trust certified by the Trust’s Secretary authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

8.2

Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3

Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. In furtherance of the Trust’s compliance with the requirements of Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that any records relating to the services provided to the Trust and Portfolios hereunder shall be the property of the Trust and will be made available upon reasonable request and preserved in accordance with and for the periods prescribed by the applicable Rules unless such records are earlier surrendered to the Trust or Portfolios. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trust agrees to pay the Transfer Agent for the Transfer Agent’s reasonable and documented time and expenses, including the reasonable and documented fees and expenses of the Transfer Agent’s counsel, incurred in such production.

9.	CONFIDENTIALITY AND USE OF DATA

9.1

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations, or collected by a Receiving Party, under or pursuant to this Agreement that is marked “confidential”, “restricted”, “proprietary” or with a similar designation, or that the Receiving Party knows or reasonably should know is confidential, proprietary or a trade secret, shall be treated as confidential. Subject to Section 9.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. Confidential information shall not include any information that (a) is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure, (c) is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, or (d) is rightfully obtained on a non-confidential basis from a third party source. Notwithstanding the foregoing, a Receiving Party shall be entitled to disclose confidential information (a) to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (b) as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (c) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Portfolios and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The Transfer Agent and its Affiliates may store confidential information with third-party providers of information technology services, and permit access to confidential information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Any third-party cloud storage providers engaged by the Transfer Agent to store the Trust’s or Portfolios’ data are subject to the Transfer Agent’s comprehensive review and due diligence process. Notwithstanding the foregoing and subject at all times to the terms and conditions hereof, the Transfer Agent shall be responsible for any such third-party cloud storage provider’s protection of the Trust’s or Portfolios’ data.

(b) Subject to paragraph (d) below, the Transfer Agent and/or its Affiliates may use any Confidential Information of the Trust or Portfolios (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Transfer Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c) The Trust acknowledges that the Transfer Agent may seek to realize economic benefit from the publication or distribution of the Indicators.

(d) Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

9.3

The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending January 1, 2027 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall continue in full force and effect unless terminated as set forth herein.

Either party may terminate this Agreement at any time after the Initial Term upon at least 180 days’ prior written notice to the other party.

During the Initial Term and thereafter, either party may terminate this Agreement upon written notice: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Portfolio, the Trust or applicable Portfolio shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its reasonable costs, expenses and disbursements owed under this Agreement or incurred in connection with the transition to a replacement transfer agent.

In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph, or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Trust or a Portfolio (or its respective successor), the Trust or applicable Portfolio shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Trust or such Portfolio) and shall reimburse the Transfer Agent for its reasonable costs, expenses and disbursements owed under this Agreement or incurred in connection with the transition to a replacement transfer agent. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Trust’s or such Portfolio’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Trust or a Portfolio and distribution of the Trust’s or Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Portfolio is no longer viable, (b) a merger of the Trust or a Portfolio into, or the consolidation of the Trust of a Portfolio with, another entity, or (c) the sale by the Trust or a Portfolio of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Trust or such Portfolio (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Portfolio.

11.	ADDITIONAL PORTFOLIOS

In the event that the Trust establishes one or more series of Shares in addition to the Portfolios listed on the attached Schedule A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

12.	ASSIGNMENT

12.1	Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be delegated or assigned by either party without the written consent of the other party.

12.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust and the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust and the Portfolios. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	DELEGATION; SUBCONTRACTORS

13.1

The Transfer Agent shall have the right, without the consent or approval of the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein (each, a “Delegate” and collectively, the “Delegates”). The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act.

13.2

The Transfer Agent will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time. Nothing in this Section 13 shall limit or restrict the Transfer Agent’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

14.2

Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflicts of law rules thereof.

14.3

Force Majeure. Neither party to this Agreement shall be responsible or liable for losses arising by reason of any failure or delay in performance of its obligations under this Agreement due to or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, acts of war or terrorism, pandemics, governmental actions or communication disruption, except, in the case of the Transfer Agent, to the extent that such losses are attributable to its breach of its business continuity obligations under this Agreement.

14.4

Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

14.9

Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

14.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12

Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by electronic mail (unless the sender receives an automated message that the e-mail has not been delivered), or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

1776 Heritage Drive

North Quincy, MA 02171

Email: crompfg@statestreet.com

CC: Scott.Shirrell@statestreet.com

With a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

One Congress Street, Suite 1

Boston, MA 02114

(b)	If to the Trust, to:

Cohen & Steers ETF Trust

1166 Avenue of the Americas, 30th Floor

New York, NY 10036

Attn: General Counsel

Email: FundLegalGroup&CohenandSteers.com

14.13

Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Trust on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

14.14	Business Continuity, Internal Controls, and Information Security

14.14.1 Business Continuity Plans. The Transfer Agent will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Transfer Agent will implement such plans following the occurrence of an event which results in an interruption or suspension of the services to be provided by the Transfer Agent hereunder.

14.14.2 Internal Controls Review and Report. The Transfer Agent will retain a firm of independent auditors to perform an annual review of certain internal controls and procedures employed by the Transfer Agent in the provision of the services hereunder and issue a standard System and Organization Controls 1 or equivalent report based on such review. The Transfer Agent will provide a copy of the report to the Trust upon request.

14.14.3 Information Security Systems and Controls. The Transfer Agent will maintain commercially reasonable information security systems and controls, which include administrative, technical, and physical safeguards that are designed to: (i) maintain the security and confidentiality of the Trust’s data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Trust’s data, including appropriate measures designed to meet legal and regulatory requirements applying to the Transfer Agent; and (iii) protect against unauthorized access to or use of the Trust’s data.

14.14.4 Incident Notification. The Transfer Agent will notify the Trust within seventy-two (72) hours after it has determined that unauthorized access to Trust Data has occurred, unless otherwise prohibited by applicable law. In such an event, and unless prohibited by applicable law, the Transfer Agent will provide information, to the extent available to it, sufficient to provide a reasonable description of the general circumstances and extent of such unauthorized access. For the avoidance of doubt, the Transfer Agent will not be required to disclose information that it reasonably determines would compromise the security of State Street’s technology or premises or that would impact other State Street clients.

14.14.5 Virus Management. The Transfer Agent will maintain a malware protection program designed to identify, detect, protect, respond and recover from malware infections, malicious code and unauthorized execution of code within the State Street environment.

14.15

Insurance. The Transfer Agent agrees to maintain in force throughout the term of the Agreement appropriate insurance in an adequate amount, as determined by the Transfer Agent’s Board of Directors, covering the Transfer Agent’s duties and activities as a transfer agent.

14.16

No Advertising/Publicity. Neither party shall use the other party’s name, service marks or trademarks, or refer to or identify the other party, in any advertising, publicity releases (including references on any customer lists or posting on web-sites), or promotional or marketing correspondence to others without the other party’s prior consent.

14.17

Several Obligations of the Portfolios. The Transfer Agent hereby acknowledges that, with respect to any obligation of the Trust on behalf of any Portfolio arising out of this Agreement, the Transfer Agent shall look for payment or satisfaction of such obligation solely to the assets of the Portfolio to which such obligation relates as though the Transfer Agent had separately contracted with the Trust by separate written instrument with respect to each Portfolio.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

COHEN & STEERS ETF TRUST, on behalf of each separate series in the attached Schedule A, severally and not jointly

By:
	Name:	James Giallanza
	Title:	President and Chief Executive Officer

Schedule A

LIST OF TRUSTS AND PORTFOLIOS

Cohen & Steers ETF Trust

Cohen & Steers Real Estate Active ETF

Cohen & Steers Preferred and Income Opportunities Active ETF

Cohen & Steers Natural Resources Active ETF